Exhibit 10.49
NON-STATUTORY STOCK OPTION AGREEMENT
1993 STOCK INCENTIVE PLAN, AS AMENDED
          Pursuant to the 1993 Stock Incentive Plan, as amended of SCHNITZER STEEL INDUSTRIES, INC., an Oregon corporation (the “Company”), the Company grants to                                          (the “Optionee”), the right and option (the “Option”) to purchase all or any part of                      shares of the Company’s Class A Common Stock at a purchase price of $                     per share, subject to the terms and conditions of this agreement between the Company and the Optionee (this “Agreement”). By accepting this Option grant, the Optionee agrees to all of the terms and conditions of the Option grant. The terms and conditions of the Option grant set forth in attached Exhibit A are incorporated into and made a part of this Agreement.
     1.       The Option is not intended to be an Incentive Stock Option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore is a Non-Statutory Stock Option.
     2.       The Vesting Reference Date for the Option is                     . See paragraph 1 of Exhibit A.
     3.      The Grant Date for the Option is                     . The Option shall continue in effect until the date ten years after the Grant Date unless earlier terminated as provided in paragraphs 2, 5 and 6 of Exhibit A.

SCHNITZER STEEL INDUSTRIES, INC.

By:

Title

EXHIBIT A TO STOCK OPTION AGREEMENT
     1.      Time of Exercise of Option. Until it expires or is terminated as provided in paragraphs 2, 5 or 6, this Option may be exercised from time to time to purchase shares up to the following limits:

Years After Vesting
Reference Date	Percentage Exercisable

Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%
     2. Termination of Employment.
          2.1      If the Optionee’s employment by the Company or any parent or subsidiary of the Company terminates for any reason other than death, disability, retirement or termination by the Company for cause, the Option may be exercised at any time prior to the Expiration Date or the expiration of 90 days after the date of the termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled under paragraph 1 to exercise the Option on the date of termination.
          2.2      If the Optionee’s employment by the Company or any parent or subsidiary of the Company is terminated by the Company for cause, the Option may be exercised at any time prior to the Expiration Date or the expiration of 30 days after the date of the termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled under paragraph 1 to exercise the Option on the date of termination. The term “cause” means (A) the conviction (including a plea of guilty or nolo contendere) of the Optionee of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on the Optionee’s vicarious liability, (B) the Optionee’s continued failure or refusal to perform with reasonable competence and in good faith any of the lawful duties assigned by (or any lawful directions of) the Company that are commensurate with the Optionee’s position with the Company (not resulting from any illness, sickness or physical or mental incapacity), which continues after the Company has given notice thereof (and a reasonable opportunity to cure) to the Optionee, (C) deception, fraud, misrepresentation or dishonesty by Optionee in connection with the Optionee’s employment with the Company, (D) any incident materially compromising the Optionee’s reputation or ability to represent the Company with the public, (E) any willful misconduct by the Optionee that substantially impairs the Company’s business or reputation, or (F) any other willful misconduct by the Optionee that is clearly inconsistent with the Optionee’s position or responsibilities.

          2.3      If the Optionee’s employment by the Company or any parent or subsidiary of the Company is terminated because of death, disability or retirement, the Option shall become fully exercisable and may be exercised at any time prior to the Expiration Date or the expiration of 12 months after the date of termination, whichever is the shorter period. The term “disability” means a medically determinable physical or mental condition of the Optionee resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of the Optionee’s life and which renders the Optionee incapable of performing the job assigned to the Optionee by the Company or any substantially equivalent replacement job. The term “retirement” means (A) normal retirement after reaching age 65, (B) early retirement after reaching age 55 and completing 10 years of service, or (C) early retirement after completing 30 years of service without regard to age. If the Optionee’s employment is terminated by death, the Option shall be exercisable only by the person or persons to whom the Optionee’s rights under the Option pass by the Optionee’s will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death.
     3.      Method of Exercise of Option.
          3.1      The Option may be exercised only by notice in writing from the Optionee to the Company of the Optionee’s intention to exercise, specifying the number of shares the Optionee desires to purchase and the date on which the Optionee desires to complete the transaction, which may not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such a representation is not required to comply with the Securities Act of 1933, as amended, containing a representation that it is the Optionee’s intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase, the Optionee must have paid the Company the full purchase price in cash or in shares of Class A Common Stock previously acquired by the Optionee, valued at fair market value. No shares shall be issued until full payment therefor has been made.
          3.2      Upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares for which the option was exercised, the Optionee shall pay to the Company amounts necessary to satisfy any applicable federal, state, and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand. If the Optionee fails to pay the amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to the Optionee, including salary, subject to applicable law.
     4.      Nontransferability of Option. The Option may not be assigned or transferred by the Optionee except by will, by the laws of descent and distribution of the state or country of his or her domicile at the time of death or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement

Income Security Act, and during the Optionee’s lifetime the Option may be exercised only by the Optionee.
     5.      Changes in Capital Structure.
          5.1      If during the term of the Option the outstanding shares of Class A Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Committee (as defined in the Plan) in the number and kind of shares subject to the Option, or the unexercised portion thereof. Such adjustments shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the option price per share. Any such adjustment made by the Committee shall be conclusive.
          5.2      In the event of dissolution of the Company or a merger, consolidation, or plan of exchange affecting the Company, in lieu of making any adjustments that may be provided for above in this paragraph 5 or in lieu of having the Option continue unchanged, the Committee may, in its sole discretion, by written notice provide a 30-day period prior to such event during which the Option will be exercisable for 100 percent of the shares subject to the Option and after which the Option will terminate.
     6.      Special Acceleration in Certain Events. Notwithstanding any other provision in this Agreement, the Option shall, upon a change in control of the Company, immediately become exercisable in full during the remainder of the term of the Option; provided, however, that the Committee may, in its sole discretion, by written notice provide a 30-day period prior to the change in control of the Company during which the Optionee shall have the right to exercise the Option, in whole or in part, without any limitation on exercisability, and upon the expiration of such period, the Option shall immediately terminate. The term “change in control of the Company” means the occurrence of any of the following events:
     (A) The consummation of:
     (1) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

     (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
     (B) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
     (C) Any person shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing 20% or more of the combined voting power of the then outstanding Voting Securities. For purposes of this paragraph 6, the term “person” means and includes any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company.
Notwithstanding anything in this paragraph 6 to the contrary, unless otherwise determined by the Board of Directors of the Company, no change in control of the Company shall be deemed to have occurred for purposes of this Agreement if (1) the Optionee acquires (other than on the same basis as all other holders of shares of Class A Common Stock of the Company) an equity interest in an entity that acquires the Company in a change in control of the Company otherwise described under subparagraph (A) of this paragraph 6, or (2) the Optionee is part of a group that constitutes a person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control of the Company under subparagraph (C) of this paragraph 6.
     7.      Conditions on Obligations. The Company shall not be obligated to issue shares upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable state or federal laws, including securities laws. The Company will use its best efforts to take any steps required by state or federal law or applicable regulations in connection with issuance of shares upon exercise of the Option.
     8.      No Right to Employment. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom the Optionee is employed to terminate the Optionee’s employment at any time, for any reason, with or without cause, or to decrease the Optionee’s compensation or benefits.

     9.      Successors of Company. This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company but except as provided herein the Option may not be assigned or otherwise disposed of by the Optionee.
     10.      Notices. Any notices under this Agreement must be in writing and will be effective when actually delivered, except that any notice pursuant to paragraphs 5.2 or 6 given by mail shall be effective when mailed. Mail shall be directed to the Company at its headquarters office (attention: HR department) or to such address as the Company may certify by notice to the other party. Mail shall be directed to the Optionee at the most recent address provided by the Optionee to the Company.